================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                   SCHEDULE TO
                                  (RULE 13e-4)

        TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                                 ---------------

                               CNET NETWORKS, INC.
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

         OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
             WITH AN EXERCISE PRICE OF HIGHER THAN $12.00 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    125945105
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                  SHARON LE DUY
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               CNET NETWORKS, INC.
                                235 SECOND STREET
                             SAN FRANCISCO, CA 94105
                                 (415) 344-2513
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
       RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE FILING PERSON)

                                    COPY TO:
                                KAREN GREENSTEIN
                            ASSISTANT GENERAL COUNSEL
                               CNET NETWORKS, INC.
                               28 EAST 28TH STREET
                               NEW YORK, NY 10016
                                 (646) 472-3827

                                 ---------------

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

       [ ]  third-party tender offer subject to Rule 14d-1

       [X]  issuer tender offer subject to Rule 13e-4

       [ ]  going private transaction subject to Rule 13e-3

       [ ]  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer [ ]

================================================================================

This Amendment No. 1 amends and supplements the Tender Offer on Schedule TO filed with the Securities and Exchange Commission on June 26, 2002 by CNET Networks, Inc. ("CNET"), relating to the offer by CNET to exchange outstanding employee stock options to purchase common stock, par value $0.0001 per share.

Item 12 to CNET's Schedule TO is amended and supplemented to add a new exhibit,
Exhibit 12(a)(1)(xi), which is filed with this Amendment No. 1 to Schedule TO:

Item 12. Exhibits

         (a)(1)(xi) E-mail, dated July 2, 2002, to CNET's employees who are residents of Australia, informing them of the availability of the option exchange documentation on CNET's intranet.


                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 2, 2002

                                    CNET NETWORKS, INC.

                                    By:  /s/ Sharon Le Duy
                                         ------------------------------
                                    Name:  Sharon Le Duy
                                    Title: Senior Vice President, General
                                           Counsel and Secretary

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
------            -----------
(a)(1)(xi)        E-mail, dated July 2, 2002, to CNET's employees who are
                  residents of Australia, informing them of the availability of the option exchange documentation on CNET's intranet.